FOR IMMEDIATE RELEASE

American Realty Capital Properties Promotes

David S. Kay to Chief Executive Officer and Lisa E. Beeson to President

Previously Announced Appointments Demonstrate Successful Transition of ARCP to Self-Managed Enterprise

New York, New York, September 30, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced that effective October 1, 2014, as previously communicated through its shareholder letters, David S. Kay will become Chief Executive Officer and Lisa E. Beeson will become President. Nicholas S. Schorsch, who had served as CEO, will remain Chairman of the Board.

“The appointments of David and Lisa to these senior leadership positions are a testimony to the ability of our executive management team to lead ARCP both strategically and operationally, while focusing on driving shareholder value,” said Mr. Schorsch. “The Board of Directors and I have been thoroughly pleased with David’s and Lisa’s performance and leadership skills, as well as their accomplishments during the past 10 months. Their ability to successfully integrate multiple organizations and portfolios, build a culture of excellence driven to deliver results, and effectively manage both our high quality real estate portfolio and private capital management business is unprecedented in the industry. With our leadership firmly in place, I will be able to focus on strategic initiatives designed to deliver shareholder value.”

Mr. Kay joined the company as President in December 2013. Under his leadership, ARCP has grown to become the largest net lease REIT and 15th largest REIT overall in the United States. In addition to completing the acquisitions of Cole Real Estate Investments, American Realty Capital Trust IV and Cole Credit Property Trust, he has led the company’s transition to self-management, implemented a proactive investor communications program and worked closely with Mr. Schorsch on strategic corporate governance initiatives. Under his leadership, ARCP has created the most diverse net lease portfolio in the industry, enhanced its balance sheet flexibility with nearly $12 billion in unencumbered assets, taken successful steps toward de-levering to targeted debt levels and received an investment-grade rating from S&P. Concurrent with his appointment to CEO, Mr. Kay also joins the ARCP Board of Directors.

Ms. Beeson joined the company in October 2013 as Chief Operating Officer, and will continue to serve in that capacity in addition to assuming her role as President. As COO, she led the integration of multiple teams and portfolios within ARCP and has been integral in numerous transactions including ARCP’s pending multi-tenant portfolio sale to Blackstone/DDR, the announced merger of Cole Corporate Income Trust, Inc. with Select Income REIT and the $1.5 billion Red Lobster portfolio sale-leaseback. Additionally, the ARCP real estate team has accelerated its acquisition activity by originating, placing under contract or closing approximately $8 billion for ARCP and its managed REITs through the first three quarters of 2014.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP sponsors non-traded REITs through its wholly owned private capital management business and direct investment wholesale broker dealer, Cole Capital®. In total, ARCP manages nearly $30 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, intentions, and any expectations with respect to estimates of growth. Additional factors that may affect future results are contained in ARCP’s filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Jamie Moser/Jonathan Keehner	Brian S. Block, CFO, Treasurer, Secretary and EVP
Joele Frank, Wilkinson Brimmer Katcher	American Realty Capital Properties, Inc.
Ph: 212-355-4449	Ph: 212-415-6500